AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 28, 2002

REGISTRATION NO. 333-49450

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

WIND RIVER SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

Delaware

94-2873391

(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification no.)

500 Wind River Way

Alameda, California 94501

(510) 748-4100

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

MARLA ANN STARK

Vice President, Legal and General Counsel

500 Wind River Way

Alameda, California 94501

(510) 748-4100

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Kenneth L. Guernsey, Esq.

Cydney S. Posner, Esq.

Gian-Michele aMarcha, Esq.

Cooley Godward  LLP

One Maritime Plaza, 20th Floor

San Francisco, California  94111

(415) 693-2000

Approximate date of commencement of proposed sale to the public: This Post-Effective Amendment deregisters those securities that remain unsold hereunder as of the effective date hereof.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐ ____________

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, as amended, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐ ____________

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: ☐

_______________________________

This Post-Effective Amendment shall become effective in accordance with Section 8(c) of the Securities Act of 1933, on such date as the Securities Exchange Commission, acting pursuant to said Section 8(c), may determine.

_______________________________

Deregistration of Securities

                On November 7, 2000, Wind River Systems, Inc. (“Wind River”) filed a Registration Statement on Form S-3 (File No. 333-49450) (the “Registration Statement”), covering 1,244,940 shares of Wind River’s common stock to be sold from time to time by selling stockholders of Wind River named therein. The Registration Statement was filed in order to register shares of Wind River’s common stock issued to the former stockholders of Rapid Logic, Inc., which was acquired by Wind River on October 24, 2000.  On December 5, 2000, the Securities and Exchange Commission  declared the Registration Statement effective.

                In accordance with the undertaking contained in the Registration Statement pursuant to item 512(a)(3) of Regulation S-K, Wind River is filing this Post-Effective Amendment to remove from registration all of the shares that remain unsold under the Registration Statement as of the date hereof, calculated to be 559,306 shares of common stock, based on the records of Wind River’s transfer agent.  Wind River is seeking to deregister these shares because its obligation to maintain the effectiveness of the Registration Statement pursuant to the agreement and plan of reorganization between Wind River and Rapid Logic, Inc. has expired.

                Accordingly, Wind River is filing this Post-Effective Amendment No. 1 to the Registration Statement to deregister such number of the shares of its common stock registered pursuant to the Registration Statement as remain unsold thereunder as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Alameda, State of California, on the 28th day of February 2002.

WIND RIVER SYSTEMS, INC.

By:	/S/ THOMAS ST. DENNIS
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ THOMAS ST. DENNIS	President, Chief Executive Officer and Director (Principal Executive Officer)	February 28, 2002
(Thomas St. Dennis)

/S/ MICHAEL ZELLNER	Vice President, Finance and Chief Financial Officer (Principal Financial and Accounting Officer)	February 28, 2002
(Michael Zellner)

/S/ JERRY L. FIDDLER	Chairman of the Board of Directors	February 28, 2002
(Jerry L. Fiddler)

/S/ NARENDRA K. GUPTA	Vice Chairman of the Board of Directors	February 28, 2002
(Narendra K. Gupta)

/S/ JOHN C. BOLGER	Director	February 28, 2002
(John C. Bolger)

Director
(William B. Elmore)

/S/ JAMES W. BAGLEY	Director	February 28, 2002
(James W. Bagley)

/S/ GRANT M. INMAN	Director	February 28, 2002
(Grant M. Inman)